EXECUTION COPY

SECURITIES EXCHANGE AGREEMENT

(Minority Shareholders)

THIS AGREEMENT is dated as of the 4th day of August, 2009

AMONG:

AMG OIL LTD., a corporation continued under the laws of Canada

(“AMG”)

AND:

THE UNDERSIGNED SHAREHOLDER OF ADIRA ENERGY CORP.

(the “Adira Shareholder”)

WHEREAS:

(A)                    AMG is a corporation continued under the Canada Business Corporation Act whose shares are publicly traded in the United States of America on the OTC Bulletin Board;

(B)                    AMG and Adira Energy Corp., an Ontario corporation (“Adira”) intend to effect a business combination pursuant to which AMG will acquire all of the issued and outstanding shares of Adira and will continue to operate the business of Adira as a wholly-owned subsidiary of AMG following closing of the acquisition;

(C)                    AMG has concurrently with the execution of this Agreement entered into a securities exchange agreement among AMG, Adira and the principal shareholders of Adira (the “Adira Principal Shareholders”) whereby the Adira Principal Shareholders have agreed to exchange the common shares of Adira held by the Adira Principal Shareholders (the “Adira Principal Shares”) for common shares of AMG (the “Principal Shareholders’ Securities Exchange Agreement”);

(D)                    It is a condition of the execution of the Principal Shareholders’ Securities Exchange Agreement by AMG that AMG shall concurrently enter into securities exchange agreements with each of shareholders of Adira other than the Adira Principal Shareholders (the “Adira Minority Shareholders”) pursuant to which each Adira Minority Shareholder will agree to exchange its common shares of Adira (the “Adira Minority Shares”) for common shares of AMG (the “Minority Shareholders’ Securities Exchange Agreements”); and

(E)                    The Adira Shareholder is an Adira Minority Shareholder and wishes to exchange its common shares of Adira for common shares of AMG on the terms and subject to the conditions of this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, the following terms have the meanings ascribed thereto as follows:

(a)	“Acquisition” means the acquisition by AMG of all of the Adira Shares held by the Adira Shareholder;

(b)	“Adira Minority Shareholders” has the meaning set forth in the recitals hereto;

(c)	“Adira Minority Shares” has the meaning set forth in the recitals hereto;

(d)	“Adira Principal Shareholders” has the meaning set forth in the recitals hereto;

(e)	“Adira Principal Shares” has the meaning set forth in the recitals hereto;

(f)	“Adira Shares” means the common shares in the capital of Adira held by the Adira Shareholder, as set forth in Schedule A;

(g)	“Adira Unit” means a unit comprised of one common share of Adira and one-half of one Adira Warrant to be issued to the Private Placement Subscribers;

(h)

“Adira Warrant” means a share purchase warrant of Adira comprising a portion of each Adira Unit, each of which will entitle the holder to purchase one common share of Adira at a price of US$0.50 per share for a period of 24 months following Closing;

(i)	“Agreement” means this securities exchange agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(j)	“AMG Shares” means the common shares with no par value in the capital of AMG, to be issued to the Adira Shareholder in exchange for the Adira Shares in accordance with Section 2.1 of this Agreement;

(k)	“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(l)	“Closing Date” means the date of Closing as determined in accordance with Section 2.3 of this Agreement;

(m)	“Closing” means the completion of the Acquisition;

(n)	“Escrow Agent” means the escrow agent appointed by AMG and Adira on closing to act as escrow agent pursuant to the Escrow Agreements;

(o)	“Escrow Agreements” means the escrow agreements to be entered into among AMG, the Adira Shareholders and the Escrow Agent on Closing;

(p)	“Exchange Ratio” means a ratio of one AMG Share for each Adira Share, as such Adira Shares are outstanding following the Share Split;

(q)

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation;

(r)	“Minority Shareholders’ Securities Exchange Agreements” has the meaning set forth in the recitals hereto;

(s)	“Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(t)

“Person” means and includes an individual, firm, sole proprietorship, partnership, joint venture, venture capital or hedge fund, association, unincorporated association, unincorporated syndicate, unincorporated organization, estate, group, trust, body corporate (including a limited liability company and an unlimited liability company), a trustee, executor, administrator or other legal representative, Governmental Entity, syndicate or other entity, whether or not having legal status;

(u)	“Principal Shareholders Securities Exchange Agreement” has the meaning set forth in the recitals hereto;

(v)

“Private Placement” means the a private placement of 8,000,000 Adira Units at a price of US$0.25 per Adira Unit, or such lesser number of Adira Units as approved by Adira, to be undertaken by Adira and completed prior to Closing;

(w)

“Share Split” means the subdivision of the outstanding common shares of Adira such that there are 31,200,000 common shares of Adira issued and outstanding prior to Closing, exclusive of any common shares of Adira that may be issued as part of the Private Placement;

(x)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and

(y)	“U.S. Securities Act” shall mean the United States Securities Act of 1933, as amended.

Schedules

1.2                    The following schedule attached hereto form part of this Agreement:

(a)	Schedule A – List of Adira Shareholders

ARTICLE 2

SECURITIES EXCHANGE

Purchase and Sale

2.1                    Subject to the terms and conditions hereof and based upon the mutual representations, warranties, terms and conditions herein contained, the Adira Shareholder agrees to assign, sell and transfer to AMG on the Closing Date all its right, title and interest in and to the Adira Shares and AMG agrees to purchase the Adira Shares from the Adira Shareholder in exchange for the issuance of the AMG Shares to the Adira Shareholder on the basis of the Exchange Ratio, each in accordance with and as set out in Schedule A hereto.

Principal Shareholders’ Share Exchange Agreement

2.2                    This Agreement is executed concurrently with the Principal Shareholders’ Share Exchange Agreement and Minority Shareholders’ Share Exchange Agreements with each of the other Adira Minority Shareholders. Each Party acknowledges that the completion of the Acquisition will be subject to and contingent upon the concurrent completion by AMG of:

(a)	the acquisition of the Adira Principal Shares from the Adira Principal Shareholders on the terms and conditions of the Principal Shareholders’ Share Exchange Agreement; and

(b)	the acquisition of the Adira Minority Shares from each of the other Adira Minority Shareholders on the terms and conditions of the Minority Shareholders’ Share Exchange Agreements.

Closing

2.3                    The Closing will take place on a date specified by AMG (the “Closing Date”), which date will be no later than five business days after the satisfaction of the conditions precedent to set forth in Section 2.3 of the Principal Shareholders’ Securities Exchange Agreement, provided that in no event will the Closing Date be later than September 30, 2009.

Escrow Agreements

2.4                    The AMG Shares issued to the Adira Shareholder on Closing will be delivered into escrow and held in accordance with the terms and conditions of the Escrow Agreement following Closing. The Adira Shareholder agrees to execute and deliver on Closing an Escrow Agreement with respect to the AMG Shares to be issued to the Adira Shareholder on Closing. Under the Escrow Agreement, the AMG Shares shall be released to the Adira Shareholder as follows:

(a)	12.5% will be released on the completion of the Acquisition;

(b)	12.5% will be released on the date which is six months following the completion of the Acquisition;

(c)	25% will be released on the date which is twelve months following the completion of the Acquisition; and

(d)	the remaining escrowed securities will be released on the date which is 18 months following the completion of the Acquisition.

In addition and notwithstanding the above release schedule, the AMG Shares will be released to the Adira Shareholders upon the occurrence of a “change of control”, as defined as follows:

“Change of Control” means, and is effective upon: (i) the acquisition by any person or groups of persons acting jointly or in concert, directly or indirectly, in a single transaction or a series of related transactions, of voting securities of AMG giving such person beneficial ownership, voting control or direction over more than 50.1% of the aggregate voting rights attached to AMG’s voting securities; (ii) the acquisition by any person (other than AMG or any of its subsidiaries) or one or more members of a group of persons acting jointly or in concert (other than a group consisting solely of two or more of AMG and any of its subsidiaries), directly or indirectly, in a single transaction or a series of related transactions, of all or substantially all of the assets of AMG and its subsidiaries, taken as a whole; or (iii) the completion of a merger, amalgamation, arrangement or similar transaction which results in holders of the voting rights attached to the Common Shares prior to the completion of the transaction holding less than 50.1% of the voting securities of the resulting entity (as measured by voting power and not by number of securities) after the completion of the transaction.

Restrictions under the U.S. Securities Act

2.5                    The Adira Shareholder acknowledges and agrees that the AMG Shares will be offered and sold to the Adira Shareholder without such offer and sale being registered under the U.S. Securities Act and will be issued to the Adira Shareholder in an offshore transaction outside of the United States in accordance with a safe harbour from the registration requirements of the U.S. Securities Act provided by Rule 903 of Regulation S of the U.S. Securities Act based on the representations and warranties of the Adira Shareholder in this Agreement. As such, the Adira Shareholder acknowledges that the AMG Shares may not be offered, resold, pledged or otherwise transferred except through an exemption from registration under the U.S. Securities Act or pursuant to an effective registration statement under the U.S. Securities Act and in accordance with all applicable state securities laws and the laws of any other jurisdiction. The Adira Shareholder agrees to resell the AMG Shares only in accordance with the provisions of Regulation S of the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration pursuant to the U.S. Securities Act. The Adira Shareholder agrees that AMG may refuse to register any transfer of the AMG Shares not made in accordance with the provisions of Regulation S of the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, pursuant to an available exemption from registration. The Adira Shareholder agrees that AMG may require the opinion of legal counsel reasonably acceptable to AMG in the event of any offer, sale, pledge or transfer of any of the AMG Shares by the Adira Shareholder pursuant to an exemption from registration under the U.S. Securities Act. The Adira Shareholder acknowledges that AMG has no obligation to register the resale of any of the AMG Shares by the Adira Shareholder pursuant to the U.S. Securities Act. The Adira Shareholder acknowledges and agrees that AMG is a “shell company” as defined under the U.S. Securities Act and, as a consequence, the Adira Shareholder will not be entitled to resell any of the AMG Shares issued on Closing in the United States within the period of one year following the date that AMG files “Form 10 Information”, as defined in Rule 144 under the U.S. Securities Act, with the United States Securities and Exchange Commission.

Authorization by Adira Shareholder

2.6                    The Adira Shareholder by execution of this Agreement hereby irrevocably authorizes Adira:

(a)	to act as its representative at the Closing and to execute in its name and on its behalf all closing receipts and documents required;

(b)	to complete or correct any errors or omissions in or to make non-material amendments, modifications or supplements to any form or document, including this Agreement, provided by the Adira Shareholder;

(c)	to receive on its behalf certificates representing the AMG Shares under this Agreement;

(d)	to approve any opinions, certificates or other documents addressed to the Adira Shareholder;

(e)	to waive, in whole or in part, any representations, warranties, covenants or conditions for the benefit of the Adira Shareholder and contained in this Agreement; and

(f)	to exercise any rights of termination contained in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AMG

Representations and Warranties of AMG

3.1                    AMG hereby provides to the Adira Shareholder the benefit of the representation and warranties of AMG as set forth in Article 3 of the Securities Exchange Agreement and acknowledges the Adira Shareholder is relying on such representations and warranties in connection with the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
THE ADIRA SHAREHOLDER

Representations and Warranties of Adira Shareholder

4.1                    The Adira Shareholder hereby severally represents and warrants to AMG as follows and acknowledges that AMG is relying on such representations and warranties in connection with the transactions contemplated hereby:

Ownership of Adira Shares

(a)

The Adira Shareholder is the registered legal and beneficial holder of the number of Adira Shares as set beside the name of the Adira Shareholder in List of Adira Shareholders attached as Schedule A hereto as of the date of this Agreement with good and marketable title thereto, free and clear of all Liens.

Principal Shareholders’ Securities Exchange Agreement

(b)	The Adira Shareholder has had the opportunity to review the Principal Shareholders’ Securities Exchange Agreement prior to execution of this Agreement.

No Other Agreements

(c)

No Person (other than AMG) has any agreement, option or right, present or future, contingent, absolute or capable of becoming an agreement, option or right, or which with the passage of time or the occurrence of any event could become an agreement, option or right, to require the Adira Shareholder to, sell, transfer, assign or otherwise dispose of any of the Adira Shares owned by the Adira Shareholder.

Capacity and Authority of the Adira Shareholder

(d)

The Adira Shareholder has good right, full power and absolute authority to assign, sell and transfer its respective Adira Shares to AMG in accordance with the terms of this Agreement, free of all Liens.

Necessary Proceedings

(e)

All necessary or required measures, proceedings and actions of the Adira Shareholder have been taken to authorize and enable it to enter into and deliver this Agreement and to perform its obligations hereunder.

Valid and Binding Obligation

(f)

This Agreement has been duly executed and delivered by the Adira Shareholder and constitutes a legal, valid and binding obligation of the Adira Shareholder, enforceable against it in accordance with their respective terms subject only to:

	(i)	any limitation under applicable laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

	(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Company Assets

(g)	The Adira Shareholder does not own or have any right or interest in or to any of the assets of Adira, other than its rights it may have as a shareholder of Adira.

No Shareholder Loans

(h)	There are no shareholder loans or other liabilities or indebtedness owed by Adira to the Adira Shareholder, except as set forth in the Adira Financial Statements.

No Related Party Agreements

(i)

The Adira Shareholder is not party to any agreement with Adira, except as set forth in the Adira Financial Statements, as such term is defined in the Principal Shareholders’ Securities Exchange Agreement.

Not a U.S. Person

(j)

The Adira Shareholder is not a “U.S. Person” as defined by Regulation S of the Securities Act, as set forth below, and is not acquiring the Adira Shares for the account or benefit of a U.S. Person. A “U.S. Person” is defined by Regulation S of the Act to be any person who is (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a U.S. person; (d) any trust of which any trustee is a U.S. person; (e) any agency or branch of a foreign entity located in the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporate, or (if an individual) resident in the United States; and (g) any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction; and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited Subscribers as defined in Section 230.501(a) of the Act who are not natural persons, estates or trusts.

No Offer in the United States

(k)	The Adira Shareholder was not in the United States at the time the offer to exchange the Adira Shares for AMG Shares was received or at the time this Agreement was executed.

Sophisticated Purchaser

(l)

The Adira Shareholder has such knowledge, sophistication and experience in business and financial matters such that it is capable of evaluating the merits and risks of the investment in the AMG Shares.

Acquisition for Investment

(m)

The AMG Shares to be issued to the Adira Shareholder will be acquired by the Adira Shareholder for investment for the Adira Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution.

Survival

4.2                    The representations and warranties of the Adira Shareholder contained in this Agreement will survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date, provided that representations and warranties contained in Section 4.1(a), which will have no time limitation and any claim that is based upon an intentional misrepresentation or fraud by the Adira Shareholder may be brought at any time.

ARTICLE 5

COVENANTS OF THE ADIRA SHAREHOLDER

Covenants of the Adira Shareholder

5.1                    The Adira Shareholder covenants and agrees with AMG that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by AMG, it will:

No Breach

(a)           not to take any action which would constitute or cause a breach of any representation, warranty, covenant or other obligation of the Adira Shareholder contained in this Agreement; and

Necessary Steps

(b)           to take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF AMG

6.1 AMG covenants and agrees with the Adira Shareholder that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by the Adira Shareholder, it will:

No Breach

(a)           not take any action which would constitute or cause a breach of any representation, warranty, covenant or other obligation of AMG contained in this Agreement;

Necessary Steps

(b)           to take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT

Mutual Conditions Precedent

7.1                    The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the mutual benefit of both AMG and the Adira Shareholder and may be waived by AMG and the Adira Shareholder, jointly, in writing:

(a)	the Private Placement shall have completed, provided that the Private Placement may complete concurrently with the Acquisition;

(a)

AMG will have completed the acquisition of all of the Adira Principal Shares from the Adira Principal Shareholders pursuant to the Principal Shareholders’ Securities Exchange Agreement, provided that this acquisition may complete concurrently with the Acquisition;

(b)

AMG will have completed the acquisition of all of the Adira Minority Shares from each of the other Adira Minority Shareholders pursuant to the Minority Shareholders’ Securities Exchange Agreements, provided that this acquisition may complete concurrently with the Acquisition; and

(c)

there shall not exist any prohibition or law against the completion of the Acquisition and there shall not be enacted, promulgated or applied any Governmental Order to enjoin, prohibit or impose any material limitations or conditions on the Acquisition.

Conditions for the Benefit of AMG

7.2                    The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of AMG and may be waived, in whole or in part, by AMG in its sole discretion:

(b)

the Adira Shareholder shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by the Adira Shareholder at or prior to the Closing Date;

(c)

the representations and warranties of the Adira Shareholder contained herein shall be true and correct in all material respects as at the Closing Date with the same effect as if made on the Closing Date;

(d)

all proceedings, including all necessary corporate proceedings, to be taken in connection with the transactions contemplated in this Agreement shall be satisfactory in form and substance to AMG, acting reasonably, and AMG shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the closing of such transactions and the taking of all necessary proceedings in connection therewith; and

(e)	the Adira Shareholder will have completed the closing deliveries required by Section 8.3 of this Agreement.

Conditions for the Benefit of the Adira Shareholder

7.3                    The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Adira Shareholder and may be waived, in whole or in part, by the Adira Shareholder in its sole discretion:

(a)

AMG shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by AMG at or prior to the Closing Date;

(b)	the representations and warranties of AMG contained herein shall be true and correct in all material respects as at the Closing Date with the same effect as if made on the Closing Date; and

(c)	AMG will have completed the closing deliveries required by Section 8.2 of this Agreement.

ARTICLE 8

CLOSING

Time of Closing

8.1                   The Closing of the Acquisition will be completed at the offices of Aird & Berlis LLP, Suite 1800, 181 Bay Street, Toronto, Ontario, M5J 2T9, at 4:00 p.m. (Toronto time) on the Closing Date, or at such other time and place as may be mutually agreed upon by the Parties hereto.

Closing Deliveries of AMG

8.2                    On or before the Closing Date, AMG will deliver, or cause to be delivered the following closing documents against delivery by the Adira Shareholder of the closing documents specified in Section 8.3 of this Agreement:

(a)	share certificates representing the AMG Shares in the name of the Adira Shareholder in accordance with Schedule A hereto;

(b)

a certificate of an officer of AMG addressed to the Adira Shareholder confirming that to the best of its knowledge, the representations and warranties of AMG in this Agreement are true and correct as of the Closing Date;

(c)	the Escrow Agreement, executed by AMG and the transfer agent;

(d)	such other documents and instruments, other than those set out above, as may be reasonably requested by the solicitors advising Adira in order to complete the transactions set out in this Agreement.

Closing Deliveries of the Adira Shareholder

8.3                   On or before the Closing Date, the Adira Shareholder will deliver, or cause to be delivered the following closing documents against delivery by AMG of the closing documents specified in Section 8.2 of this Agreement:

(a)	the share certificates representing the Adira Shares held by the Adira Shareholder duly endorsed by transfer to AMG;

(b)	a certificate of the Adira Shareholder addressed to AMG confirming that its representations and warranties in this Agreement are true and correct as of the Closing Date;

(c)	the Escrow Agreement executed by the Adira Shareholder and Adira,

(d)	such other documents and instruments, other than those set out above, as may be reasonably requested by the solicitors advising AMG in order to complete the transactions set out in this Agreement.

ARTICLE 9

TERMINATION

Termination Rights

9.1                    This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated:

(a)	by mutual consent of AMG and the Adira Shareholder;

(b)	by either AMG or the Adira Shareholder if the Principal Shareholders’ Securities Exchange Agreement is terminated for any reason;

(c)	by either AMG or the Adira Shareholder if any of the conditions set forth herein for its benefit has not been fulfilled or waived at or prior to Closing Date; or

(d)

by either AMG or the Adira Shareholder if the Acquisition is not consummated by September 30, 2009 or such other date as may be agreed to by AMG and the Adira Shareholder; and, in such event, each Party shall be released from all obligations under this Agreement.

Effect of Termination

9.2                    Each Party’s right of termination under this Article 9 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in Article 9 shall limit or affect any other rights or causes of action the Parties may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

9.3                    If this Agreement is terminated pursuant to any provision of this Article 9, all obligations of the Parties under this Agreement will terminate, except if this Agreement is terminated by a Party because of a breach of this Agreement by the another Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement which are reasonably capable of being performed or caused to be performed by such Party, and the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

GENERAL

Expenses

10.1                   Each Party shall be responsible for its own legal and audit fees and other charges incurred in connection with the preparation of this Agreement, all negotiations between the Parties and the consummation of the transactions contemplated hereby.

Independent Legal Advice

10.2                    Each of the Parties acknowledges that he has read, understands and agrees with all of the provisions of this Agreement and acknowledges that he has had the opportunity to obtain independent legal advice with respect thereto.

Entire Agreement

10.3                    This Agreement constitutes the entire agreement among the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on the Closing Date pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

Further Assurances

10.4                    Each of the Parties hereto will from time to time after the Closing Date at the other’s request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to give effect to any matter provided for herein.

Severability

10.5                    In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

Applicable Law

10.6                    This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Adornment

10.7                    The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such applicable courts, as the case may be, that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Successors and Assigns

10.8                    This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and assigns, provided that this Agreement shall not be assigned by any one of the Parties without the prior written consent of the other Party.

Time of Essence

10.9                    Time shall be of the essence hereof.

Notices

10.10                  Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent prepaid by facsimile transmission or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed as follows:

(a)	in the case of notice to AMG:

AMG Oil Ltd.
Suite 2901 – 1050 Burrard Street Vancouver, British Columbia V6Z 2S3;

With a copy to:

Lang Michener LLP
1500 – 1055 West Georgia Street Vancouver, British Columbia V6E 4N7

Attention: Michael H. Taylor

Tel: (604) 691-7410 Fax: (604) 893-2669

(b)	in the case of notice to the Adira Shareholder:

c/o ADIRA ENERGY CORP.
Suite 901, 30 St. Claire Avenue West

Toronto, Ontario
M4V 3A1

with a copy to:

Aird & Berlis LLP
Suite 1800, 181 Bay Street
Toronto, Ontario
M5J 2T9

Attention: Daniel N. Bloch

Tel:     (416) 865-4739
Fax:     (416) 863-1515

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)

if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service; and

(c)	if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the facsimile machine answer back confirming receipt by the recipient.

Waiver

10.11                   Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, unless otherwise provided, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

Amendments

10.12                   No amendment, modification or supplement to this Agreement shall be effective unless provided in writing and signed by all the Parties hereto and approved by all necessary governmental regulatory authorities.

Remedies Cumulative

10.13                   The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

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Counterparts

10.14                  This Agreement may be executed in several counterparts (by original or facsimile signature), each of which when so executed shall be deemed to be an original and each of such counterparts, if executed by each of the Parties, shall constitute a valid and enforceable agreement among the Parties.

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

AMG OIL LTD.

Per:
Authorized Signatory

Per:
Print Name and Title

MINORITY SHAREHOLDER

Signature of Minority Shareholder (or authorized signatory):

Name of Minority Shareholders:

Name of Authorized Signatory (if applicable):